Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CBRE ACQUISITION HOLDINGS, INC.

* * * * *

The present name of the corporation is CBRE Acquisition Holdings, Inc. (the “Corporation”). The Corporation was incorporated under the name “CBRE Acquisition Holdings, Inc.” by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 13, 2020. This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”). The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is: Altus Power, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Registered Agent Solutions, Inc., 838 Walker Road Suite 21-2, Dover, DE, County of Kent, and the name of the Corporation’s registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one billion (1,000,000,000), which shall be divided into three classes as follows:

(i) nine hundred eighty-eight million five hundred ninety-one thousand two hundred fifty (988,591,250) shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”);

(ii) one million four hundred eight thousand seven hundred fifty (1,408,750) shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and

(iii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

I.	Capital Stock.

A. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of each series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock, as applicable, if the holders of such affected series of Preferred Stock or other series of Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any shares of Class B Common Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation.

D. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

E. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F. Upon the dissolution, liquidation or winding up of the Corporation, the provisions of Section II.D of this Article IV shall be deemed to apply with respect to the shares of Class B Common Stock then outstanding, whether or not such dissolution, liquidation or winding up of the Corporation constitutes a Change of Control hereunder, and after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

G. The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Class A Common Stock or Preferred Stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). In addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), a vote of the holders of Class B Common Stock voting separately as a class shall be required to increase the number of authorized shares of Class B Common Stock.

H. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of any outstanding class of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

I. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

II.	Class B Common Stock.

A. On the last day of each Measurement Period (as defined below) (and, with respect to any Measurement Period in which the Corporation shall have a Change of Control (as defined below) or in which the Corporation shall liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such Measurement Period), 201,250 shares of Class B Common Stock shall automatically convert, subject to adjustment as described herein, into shares of Class A Common Stock (the “Conversion Shares”), as follows:

1. if the sum (such sum, the “Total Return”) of (i) the VWAP of the outstanding shares of Class A Common Stock for the final fiscal quarter in such Measurement Period and (ii) the amount per share of any dividends or distributions paid or payable to holders of the outstanding shares of Class A Common Stock, the record date for which is on or prior to the last day of the Measurement Period, does not exceed the Price Threshold (as defined below), the number of Conversion Shares for such Measurement Period shall be 2,013 shares of Class A Common Stock;

2. if the Total Return exceeds the Price Threshold but does not exceed an amount equal to 130% of the Price Threshold, then subject to the Conversion Cap (as defined below) the number of Conversion Shares for such Measurement Period shall be equal to 20% of the difference between (a) the Total Return and (b) the Price Threshold, multiplied by (I) 63,648,854 shares of Class A Common Stock (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions after December 9, 2021), (the “Applicable Closing Share Count”), divided by (II) the Total Return; and

3. if the Total Return exceeds an amount equal to 130% of the Price Threshold, then subject to the Conversion Cap (as defined below) the number of Conversion Shares for such Measurement Period shall be equal to the sum of:

(a) 20% of the difference between (I) an amount equal to 130% of the Price Threshold and (II) the Price Threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return; plus

(b) 30% of the difference between (I) the Total Return and (II) an amount equal to 130% of the Price Threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return.

4. Notwithstanding paragraphs 2 and 3 immediately above, in no event shall the number of Conversion Shares for any such Measurement Period be less than 2,013 shares of Class A Common Stock. If the provisions set forth in paragraphs 2 and 3 immediately above result in the number of Conversion Shares for any such Measurement Period being less than 2,013 shares of Class A Common Stock, then the number of Conversion Shares for such Measurement Period shall be equal to 2,013 shares of Class A Common Stock.

B. Each conversion of Class B Common Stock shall apply to the holders of Class B Common Stock on a pro rata basis on the basis of the amounts of such Class B Common Stock held by such holders. If, upon conversion of any Class B Common Stock, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Corporation shall round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to such holder.

C. The Conversion Shares shall be delivered to the holders of shares of Class B Common Stock no later than the tenth day following the last day of each applicable Measurement Period and the converted shares of Class B Common Stock shall be cancelled for no additional consideration. The Conversion Shares shall be delivered no later than 10:00 a.m., New York City time, on the date of issuance. The Corporation shall be required to publicly announce the number of Conversion Shares to be issued no less than two business days prior to issuance.

D. Change of Control. Upon a Change of Control, for the Measurement Period in which the Change of Control occurs, 201,250 shares of Class B Common Stock shall automatically convert into Conversion Shares (on the business day immediately prior to such event), as follows:

1. if, prior to the date of such Change of Control, the Class B Common Stock shall have already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least 5% of the Applicable Closing Share Count (the “5% Threshold Amount”), the number of Conversion Shares shall equal the greater of (i) 2,013 shares of Class A Common Stock and (ii) subject to the Conversion Cap, the number of shares of Class A Common Stock that would be issuable based on the excess of the Total Return above the Price Threshold pursuant to Section II.A of this Article IV with such Total Return calculated based on (a) the cash purchase price of the outstanding shares of Class A Common Stock or (b) if the purchase price for the Class A Common Stock in such Change of Control is not all cash, the deemed value received in such Change of Control per share of Class A Common Stock, which shall be the amount of cash payable or distributable per share of Class A Common Stock plus the Fair Market Value of any non-cash consideration or distribution, payable or distributable, per share of Class A Common Stock, and if the holders of shares of Class A Common Stock are able to elect among different types or proportions of consideration or distributions, the amount of cash and other types of consideration or distributions in such Change of Control payable or distributable per share of Class A Common Stock shall be deemed the weighted-average amount of cash and other types of consideration or distributions actually paid or distributed to holders of Class A Common Stock (where the Fair Market Value of any such non-cash consideration or distribution is the fair market value of such non-cash consideration or distribution at the time of signing of the definitive transaction agreement effecting such Change of Control, as determined by the Board of Directors in good faith based upon the opinion of an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged (an “Independent Financial Advisor”)), rather than the VWAP for the final fiscal quarter in the relevant Measurement Period;

2. if, prior to the date of the Change of Control, the Class B Common Stock shall have not already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least the 5% Threshold Amount, subject to the Conversion Cap, the number of Conversion Shares shall equal the greater of (i) the 5% Threshold Amount less any shares of Class A Common Stock previously issued upon conversion of Class B Common Stock and (ii) the number of shares that would be issuable based on the excess of the Total Return above the Price Threshold pursuant to Section II.A of this Article IV with the Total Return calculated based on (a) the cash purchase price of the Class A Common Stock or (b) if the purchase price for the Class A Common Stock in such Change of Control is not all cash, the deemed value received in such Change of Control per share of Class A Common Stock, which shall be the amount of cash payable or distributable per share of Class A Common Stock plus the Fair Market Value of any non-cash consideration or distributions, payable or distributable, per share of Class A Common Stock, and if the holders of shares of Class A Common Stock are able to elect among different types or proportions of consideration or distributions, the amount of cash and other types of consideration or distributions in such Change of Control payable or distributable per share of Class A Common Stock shall be deemed the weighted-average amount of cash and other types of consideration or distributions actually paid to holders of Class A Common Stock (where the Fair Market Value of any such non-cash consideration or distribution is the fair market value of such non-cash consideration or distribution at the time of signing of the definitive transaction agreement effecting such Change of Control, as determined by the Board of Directors in good faith based upon an opinion of an Independent Financial Advisor), rather than the VWAP for the final fiscal quarter in the relevant Measurement Period;

3. to the extent any tranches of 201,250 shares of Class B Common Stock remain outstanding, all remaining tranches of 201,250 shares of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock.

E. Notwithstanding anything contained herein to the contrary, (i) the aggregate number of Conversion Shares shall be no greater than 14,596,637 (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions after December 9, 2021 (together, the “Conversion Cap”), and all remaining shares of Class B Common Stock that cannot be converted into shares of Class A Common Stock as a result of the Conversion Cap being met shall collectively convert into one (1) Conversion Share (the “Remainder Conversion”).

F. Certain Definitions. Solely for purposes of Section II of this Article IV, references to:

1. “Change of Control” means the occurrence of any one of the following: (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, any of its wholly owned subsidiaries and the Corporation’s and its wholly-owned subsidiaries’ respective employee benefit plans, (1) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock and (2) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (1) of this paragraph has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (B) the consummation of (1) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (2) any share exchange, consolidation or merger of the Corporation pursuant to which all of the outstanding shares of Class A Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof); or (3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the Corporation’s or its consolidated assets, taken as a whole, to any person or entity (other than one of the Corporation’s wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (1) or (2) in which the holders of all classes of the Corporation’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be deemed to be a Change of Control pursuant to this clause (B); (C) the Corporation’s stockholders approve any plan or proposal for the Corporation’s liquidation or dissolution (other than a liquidation or dissolution that shall occur contemporaneously with a transaction described in clause (B)(2) or (B)(3) above); or (D) shares of the Class A Common Stock cease to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (A) or (B) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of shares of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which shares of the Class B Common Stock convert.

2. “Measurement Period” means (i) the period beginning on December 9, 2021, and ending with, and including, March 31, 2022, and (ii) each of the six successive four-fiscal-quarter periods.

3. “Price Threshold” shall initially equal $10.00 for the first Measurement Period and shall thereafter be adjusted at the beginning of each subsequent Measurement Period to be equal to the greater of (i) the Price Threshold for the immediately preceding Measurement Period and (ii) the VWAP for the final fiscal quarter of the immediately preceding Measurement Period (in each case of clause (i) and (ii), as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

4. “VWAP” per share of the Corporation’s Class A Common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such trading day determined, using a volume weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation). “VWAP” for any period means the volume-weighted average of the respective VWAPs for the trading days in such period.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, and in addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any amendment, alteration, repeal or rescission, in whole or in part, of the following provisions in this Certificate of Incorporation (or the adoption of any provision inconsistent therewith or herewith) shall require the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII and Article IX.

B. The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, and in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock, voting separately as a series or together with one or more such other series, as the case may be, to elect additional directors (any such directors, the “Preferred Directors”), the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors subject to the requirements of the Investor Rights Agreement, dated as of July 12, 2021, by and among the Corporation and certain other parties named therein (as amended, modified, restated or supplemented from time to time, the “Investor Rights Agreement”). The directors (other than any Preferred Directors or the Class B Director) shall be initially divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following December 9, 2021 (the “Specified Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Specified Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Specified Date. Directors of each class shall hold office until the annual meeting at which their term expires and until their successor shall be elected and qualified, or their earlier death, resignation, retirement, disqualification or removal from office. Commencing with the first annual meeting following the Specified Date, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three year term. If the total number of directors divided into classes is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which their term expires and until their successor shall be elected and qualified, or their earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). In no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen (or, if the Board of Directors is not then divided into classes, the next annual meeting of stockholders) and until such director’s successor shall be elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

C. Any director may be removed for cause only by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such capital stock, the terms of office of all such additional directors elected by the holders of such capital stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly. Any Preferred Director may be removed from office in the manner provided pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) and applicable law.

F. Notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, for so long as any shares of Class B Common Stock are outstanding, (i) the holders of a majority of the then outstanding shares of Class B Common Stock shall have, at each annual meeting of the Company’s stockholders (or any other meeting at which directors are being elected to the Board or by written consent), the exclusive right, voting separately as a class, to elect one director to the Board of Directors (the “Class B Director”), irrespective of whether the Board of Directors has nominated such person to serve as a director, (ii) the Class B Director may be removed without cause only by the holders of a majority of the then outstanding shares of Class B Common Stock, and upon such removal the Class B Director seat shall be vacant until filled by the holders of a majority of the then outstanding Class B Common Stock, and (iii) in the event of the death, disability, resignation or removal of any Class B Director (including a removal for cause), the Class B Director seat shall remain vacant until filled by the holders of a majority of the then outstanding shares of Class B Common Stock. Upon the conversion of all issued and outstanding shares of Class B Common Stock into Conversion Shares, the position of Class B Director shall cease to exist, provided that the person that is the Class B Director at the time of such conversion shall have the right to continue to serve on the Board until the next annual meeting of stockholders of the Company (subject to removal for cause and the rights of the Sponsor (as defined in the Investor Rights Agreement) to remove or replace such director pursuant to the Investor Rights Agreement).

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation with respect to acts or omissions occurring prior to the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock; provided, further, that any action required or permitted to be taken by the holders of shares of Class B Common Stock (including the election or removal of the Class B Director or the filling of any vacancy of the Class B Director seat), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote.

B. Except as otherwise required by law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (i) amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock or (ii) issue any shares of Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

C. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.

D. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below), and any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement and such stockholder’s Affiliates, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Non-Employee Directors or their respective Affiliates, or any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement or such stockholder’s Affiliates, and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such person’s director and officer capacities) or such person’s Affiliates, or any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement or such stockholder’s Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an

“Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article IX. Subject to said Section C of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself, or any of its or their Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in their capacity as a director or officer of the Corporation (and is not offered or made known to such person in any other capacity), and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity with respect to such person.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any stockholder of the Corporation, any Person that, directly or indirectly, controls, is controlled by or is under common control with such stockholder, including any fund, account or investment vehicle (including any parallel fund, alternative investment vehicle, or co-investment vehicle relating to any such fund, account, or investment vehicle) controlled, managed, advised or sub-advised by an affiliate of such stockholder (other than the Corporation and any entity that is controlled by the Corporation) or any partner, member, director, stockholder, employee or agent of any such stockholder or Affiliate (other than any employee of the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

G. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws or applicable law.

ARTICLE X

MISCELLANEOUS

(A) If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

(B) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. These provisions shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and the Corporation’s stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and provided consent to the provisions of this Article X(B).

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IN WITNESS WHEREOF, CBRE Acquisition Holdings, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on the 9th day of December 2021.

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
Name: Cash J. Smith
Title: President, Chief Financial Officer and Secretary

[Signature Page to Third Amended and Restated Certificate of Incorporation]